Cohen & Co

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of The Advisors Capital Funds, consisting of Advisors Capital US Dividend Fund, Advisors Capital Small/Mid Cap Fund and Advisors Capital Tactical Fixed Income Fund, each a series of Neiman Funds, under the headings “Other Fund Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Cleveland, Ohio
January 29, 2021